Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-27297

PRICING SUPPLEMENT Number 2, Dated January 7, 1998
(To Prospectus dated August 6, 1997 and Prospectus
Supplement dated November 4, 1997)

                                  $150,000,000
                                Tandy Corporation
                           Medium-Term Notes, Series B
                   Due Nine Months or More From Date of Issue

            6.09% Medium-Term Notes Due January 9, 2002 (the "Notes")

         The Notes being offered hereby are Medium-Term Notes, Series B of Tandy Corporation (the "Company"). The description in this Pricing Supplement of the particular terms of the Notes offered hereby supplements (and, to the extent inconsistent, replaces) and should be read in conjunction with the description of the general terms and provisions of the Company's Medium-Term Notes, Series B set forth in the accompanying Prospectus, dated August 6, 1997, and Prospectus Supplement, dated November 4, 1997, to which descriptions reference is made hereby. Terms used but not defined herein have the meanings ascribed to them in the Prospectus and the Prospectus Supplement.

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         The particulars relating to the Notes offered hereby are as follows:
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Agent:                                       Merrill Lynch & Co.
Specified Currency:                          U.S. dollars
Aggregate Principal Amount of Notes:         U.S.$20,000,000
Original Issue Date:                         January 9, 1998
Price to Public:                             100% of Aggregate Principal Amount of Notes
Agent's Commission Received
from the Company:                            0.45% of Aggregate Principal Amount of Notes
Net Proceeds to Company:                     99.55% of Aggregate Principal Amount of Notes
Maturity Date:                               January 9, 2002
Denomination:                                U.S.$1,000 and integral multiples thereof
Form of Notes:                               Book-Entry
Fixed Rate Notes:                            Interest Rate:  6.09% per annum
                                             Interest Payment Dates:  On April 1 and October 1 of each year and at Maturity.
                                             Record Dates:  March 15 and September 15 of each year
CUSIP Number:                                87538GAT9

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